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                                                                      EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                     PRO FORMA NET INCOME PER COMMON SHARE
                                  (UNAUDITED)

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
                                                                   THREE MONTHS ENDED
                                                                       MARCH 31,
                                                                ------------------------
                                                                   1997          1996
                                                                ----------    ----------
Weighted average number of shares of common stock
  outstanding...............................................     7,104,511     5,942,275
Common stock equivalents calculated using the weighted
  average stock price per share for the periods presented...        97,443       133,708
Stock options and convertible stock issued during the twelve months immediately preceding the offering date (using the
  treasury stock method and the estimated mid-point of the
  proposed initial public offering price per share).........       609,908       641,501
Stock issued to satisfy S Corporation distribution based
  upon the estimated initial public offering price
  per share.................................................            --       806,452
                                                                ----------    ----------
Weighted average shares outstanding.........................     7,811,862     7,523,936
                                                                ==========    ==========
Pro forma net income........................................    $1,189,000    $  680,000
                                                                ==========    ==========
Pro forma net income per common share.......................    $      .15    $      .09
                                                                ==========    ==========
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